EXHIBIT 5.1

[JONES WALKER LETTERHEAD]

July 12, 2001

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203

Gentlemen:

            We have acted as counsel for CenturyTel, Inc. ("CenturyTel") in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering by CenturyTel in accordance with the terms of the CenturyTel Security Systems, Inc. 401(k) Plan (the "Plan") of (a) 100,000 shares of common stock, $1.00 par value per share, of CenturyTel, (b) related preference share purchase rights and (c) participation interests in the Plan.

            Based on the foregoing and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that, the securities registered pursuant to the Registration Statement, when issued for at least par value in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

            We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and any amendment thereto.

                                                                                                                                       Very truly yours,

                                                                                                                                       Jones, Walker, Waechter, Poitevent,
                                                                                                                                       Carrère & Denègre, L.L.P.

                                                                                                                                       By:      /s/ Margaret F. Murphy
                                                                                                                                                     Margaret F. Murphy